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                                  B  A  R  O  N
                                  F  U  N  D  S


                            SECRETARY'S CERTIFICATE
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     I, Linda S. Martinson,  Secretary of Baron  Investment  Funds Trust and all
series thereof, Baron Capital Funds Trust and all series thereof, and Baron Select Funds and all series thereof (collectively the "Trusts"), organized under the laws of the Commonwealth of Massachusetts, and the laws of the State of Delaware, respectively, do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of Baron Investment Funds Trust, Baron Capital Funds Trust, and Baron Select Funds, at meetings held the 6th day of November, 2006, and the 20th day of February 2007, both at which a quorum was present and voting, and that the same has not been repealed or amended, and remains in full force effect and does not conflict with the by-laws of said Trusts.

          RESOLVED, that the bond required pursuant to Rule 17g-1 under the Investment Company Act be renewed and that all steps to effectuate the renewal and the filing of the bond with the SEC as required be taken;

          RESOLVED, that the premium on such bond and the allocation thereof among the jointly insured parties is hereby approved.

          RESOLVED, that the additional premium to the additional limits to such bond and the allocation thereof among the jointly insured parties is hereby approved.


                                       Date:    February 28, 2007



                                       /s/ Linda S. Martinson
                                       ----------------------------
                                           Linda S. Martinson
                                           President, Chief Operating Officer,
                                           Secretary and General Counsel